Exhibit 10.11
SECOND AMENDMENT TO THE
PAYLESS SHOESOURCE, INC. 401(k) PROFIT SHARING PLAN
          WHEREAS, Payless ShoeSource, Inc. (“Company”) previously adopted the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan (“Plan”); and
          WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 18.01 thereof; and
          WHEREAS, effective January 1, 2008, the Company desires to amend the Plan to reflect the final regulations under Section 415 of the Internal Revenue Code;
          NOW, THEREFORE, effective January 1, 2008, the Plan is amended as follows:
          1. The last sentence of the first paragraph in Section 1.22 is deleted and replaced with the following:
For purposes of this Section 1.22, compensation within the meaning of Code Section 415(c)(3) shall mean the remuneration as defined in Section 13.01(a).
          2. Section 1.35 is deleted and replaced with the following:
     1.35 Pay means the aggregate of (i) all regular pay, commissions, overtime pay, cash incentives, prizes and cash awards, plus (ii) amounts which the Associate elects to have the Employer contribute directly to the Plan on the Associate’s behalf in accordance with Section 4.01(b). Pay shall include any amounts not otherwise includable in the Member’s taxable income pursuant to Code Section 125. Pay shall not include amounts for a pension, a retirement allowance, a retainer or a fee under contract, deferred compensation (including amounts deferred under the Deferred Compensation Plan of The May Department Stores Company and the Deferred Compensation Plan of Payless ShoeSource, Inc.), severance pay, distributions from this Plan, amounts earned before an individual becomes a Member, or items of extraordinary income including but not limited to amounts resulting from the exercise of stock options, spinoff cash, spinoff stock and restricted stock awards. Pay in excess of $230,000 shall be disregarded, although such amount shall be adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B).
     Pay shall not include any compensation paid after an individual’s termination of employment. Notwithstanding the preceding, to the extent that the following amounts are otherwise included in the definition of Pay and are paid no later than the date which is 2 1/2 months after termination of employment, such amounts paid after an Associate’s termination of employment shall be deemed Pay: regular pay, including compensation for services during regular working hours, overtime, shift differential, commissions, bonuses or other similar payments, and payment for unused accrued sick, vacation or other leave, but only if the Associate would have been able to use the leave if employment had continued. The rules described in this Section 1.35 with respect to post-employment payments shall not apply to payments to an individual who does not currently perform services for the Employer by reason of qualified military service, to the extent such payments do not exceed the compensation such individual would have received from the Employer if he or she had continued to perform services for the Employer.
          3. The last sentence of Section 13.01(a) is deleted and replaced with the following:
Remuneration for purposes of this Section and Sections 1.22 and 21.06(g) means remuneration as defined in Treasury Regulation Section 1.415(c)-2(d)(2), plus amounts that would be reported as wages but for an election under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), but not in excess of $230,000 (as adjusted in accordance with Section 415(d) of the Code) for any Limitation Year, Plan Year or calendar year, as applicable. Such amount shall not include any severance pay, whether paid before or after an Associate’s termination of employment, or any other compensation paid after an individual’s termination of employment. Notwithstanding the preceding sentence, to the extent that the following amounts are otherwise included in the definition of remuneration and are paid no later than the date which is 2 1/2 months after termination of employment, such amounts paid after an Associate’s termination of employment shall be deemed remuneration: regular pay, including compensation for services during regular working hours, overtime, shift differential, commissions, bonuses or other similar payments; payment for unused accrued sick, vacation or other leave, but only if the Associate would have been able to use the leave if employment had continued; and payment received pursuant to a nonqualified deferred compensation plan sponsored by the Employer, but only if the Associate would have received the payment if employment had continued and only to the extent the payment is includible in the Associate’s gross income. The rules described in this Section 13.01(a) with respect to post-employment payments shall not apply to payments to an individual who does not currently perform services for the Employer by reason of qualified military service, to the extent such payments do not exceed the compensation such individual would have received from the Employer if he or she had continued to perform services for the Employer.
          4. Section 21.06(g) is deleted and replaced with the following:
(g) Top-Heavy Compensation means the remuneration as defined in Section 13.01(a). Such compensation shall be considered only if earned while a Member.
          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized individual this 17th day of December, 2008.

PAYLESS SHOESOURCE, INC.

By:	/s/ Betty Click

Name:	Betty Click

Title:	Senior Vice President—Human Resources

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